Exhibit 2.2
FIRST AMENDMENT TO
STOCK PURCHASE AGREEMENT AND PLAN
OF MERGER AND SIDE LETTER

This FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT AND PLAN OF MERGER AND SIDE LETTER (the “First Amendment”) is made and entered into as of May 14th, 2018, by and among (i) NU Pet Company, a Delaware corporation (“Purchaser”), (ii) PR Merger Sub I, LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of Purchaser (“Merger Sub”), (iii) Ainsworth Pet Nutrition Parent, LLC, a Delaware limited liability company (the “Company”), (iv) CP APN, Inc., a Delaware corporation (“CP Blocker”), (v) CP APN, L.P., a Delaware limited partnership (“CP Blocker Seller” and, together with CP Blocker, the “CP Blocker Parties”), (vi) solely in its capacity as the representative of the CP Blocker Seller and the holders of the Acquired Units, CP APN, L.P., a Delaware limited partnership (the “Sellers’ Representative”), (vii) solely for purposes of Section 10.18 and certain sections of Article V of the Original Agreement (as hereinafter defined), The J. M. Smucker Company, an Ohio corporation (the “Guarantor”, and collectively with the parties referenced in clauses (i) through (vi), the “Original Agreement Parties”), and (viii) solely with respect to Section 1.2(c) and Section 1.4(a) of this First Amendment, APN, Inc. Each of the above referenced parties is sometimes herein referred to individually as a “Party” and collectively as the “Parties.”
WHEREAS, the Original Agreement Parties entered into that certain Stock Purchase Agreement and Plan of Merger dated on April 4, 2018 (the “Original Agreement”); capitalized terms used in this First Amendment and not otherwise defined herein shall have the meaning set forth in the Original Agreement.
WHEREAS, in connection with the Closing, the Parties desire to amend the Original Agreement as set forth in Section 1.1(a) and memorialize certain other agreements and understanding reached among the applicable Parties with respect to the matters referenced herein.
NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
Section 1.1 Amendment to Original Agreement.

(a)Effective Time. Each of the Original Agreement Parties agree that the last sentence of Section 1.3 of the Original Agreement is hereby amended and restated in its entirety by the following:

“On the Closing Date, and on the terms and subject to the conditions set forth in this Agreement, the Parties shall cause the Merger to be consummated by filing the Certificate of Merger (the “Certificate of Merger”) in substantially the form attached hereto as Exhibit A, with the Secretary of State of the State of Delaware as required by, and executed in accordance with, the applicable provisions of the DLLCA and the Parties agree that, notwithstanding the time of the filing with, and acceptance by, the Secretary of State of the State of Delaware, as between the Parties, the effective time of the transactions contemplated herein shall be deemed to be 12:01 a.m. (Eastern Time) on the Closing Date (the “Effective Time”); provided, the forgoing shall not affect the actual effective time of the Merger under the DLLCA.”
(b)Ratification. Except as expressly provided in Section 1.1(a), the Original Agreement is ratified, confirmed and approved in all respects and shall continue in full force and effect in accordance with its terms. If there is any conflict between the terms of the Original Agreement and this First Amendment, the terms of this First Amendment shall control.

Section 1.2    Certain Employee and Employee Benefit Matters.

    (a)    Accrued Bonuses. Purchaser shall (and shall cause the APN Entities to) pay, or cause to be paid, to each employee of the APN Entities his or her respective portion (if any) of the Accrued Bonus Amount (as defined below), subject to applicable withholding Taxes, in accordance with the Company’s customary payroll practices, with such payment to be made to each applicable employee upon the earlier of (i) the termination of such employee’s employment with the APN Entities and (ii) within 60 days following the completion of the performance period for which such payment is earned; provided, no employee shall be entitled to his or her respective portion of the Accrued Bonus Amount (if any) if he or she is not employed by Purchaser or its Affiliates (including the APN Entities) on the Closing Date; and provided, further, that, for the avoidance of doubt, each of the Waived Individuals (as defined below) shall be deemed to be employed by Purchaser or its Affiliates (including the APN Entities) on the Closing Date and entitled to payment of his or her respective portion of the Accrued Bonus Amount within 3 Business Days of receipt by Purchaser and the APN Entities of a fully executed Separation Agreement by and between APN LLC and each applicable Waived Individual and expiration of the revocation period relating to such Separation Agreement pursuant to Law in the state of such Waived Individuals’ employment. “Accrued Bonus Amount” means the amount included as a liability in Actual Working Capital that is intended to be used for payment of amounts due under the Company’s annual bonus program. For the avoidance of doubt, the Accrued Bonus Amount included in the Estimated Closing Statement is $1,422,134.

(b)    401(k) Amendment. Purchaser shall (and shall cause the APN Entities to) use reasonable best efforts to promptly (or cause the applicable APN Entities to promptly) adopt, approve and ratify the amendment to the Ainsworth Pet Nutrition Profit Sharing/401(k) Plan regarding the acceleration of vesting of all employer non-elective and employer matching contributions upon termination of employment due to position elimination occurring within 12 months after the Closing Date in addition to the current plan provisions for accelerated vesting, including 100% vesting upon death, disability attaining normal retirement age.

(c)COBRA. Purchaser shall (and shall cause its Affiliates to, including the APN Entities to) make available continuation health coverage to each Waived Individual (and any eligible dependents thereof) who is hired by a Permitted Entity pursuant to Section 4980B of the Code; provided that such Waived Individual or APN, Inc. on behalf of such Waived Individual shall pay the premium cost for such coverage in the amount determined under Section 4980B of the Code.

Section 1.3    TPT Licenses. Purchaser shall negotiate in good faith and upon the agreement of the parties thereto with respect to the other terms and conditions thereof, promptly enter into a license agreement under which Targeted Pet Treats Holdings, LLC and its Subsidiaries will be granted a non-exclusive, non-transferrable (except in connection with the second to last sentence of this Section 1.3), non-sublicensable (except in connection with the second to last sentence of this Section 1.3), royalty free license under patents and patent applications (including any patents that issue therefrom), including publication numbers US 8,697,174; and CDA 2,788,269 and application numbers US 12/638,985; US20110139087A1; CA 2,725,341; MX a/2010/013960; and PCT/US2011/022704 of Purchaser or its Affiliates to make, have made, use, offer for sale, sell and import certain pet products pursuant to and under such patents. Such license agreement shall provide that, among other things, (a) the term of the license for each patent shall end upon the expiration of the non-renewable term of such patent (including any extension or renewals thereof, and in the case of applications, shall include all reissues, divisionals, reexaminations, continuations and continuations-in-part, as applicable) and (b) Purchaser and its Affiliates (including the APN Entities) shall not be obligated to prosecute any patent application (which has not been issued as of the Closing Date), and any such prosecution or activities in connection therewith shall be at the sole discretion of Purchaser and its Affiliates (including the APN Entities); provided, that if Purchaser and its Affiliates (including the APN Entities) elect not to prosecute such patent application, Purchaser shall provide timely notice to Targeted Pet Treats Holdings, LLC, and if Targeted Pet Treats Holdings, LLC desires to continue to prosecute such application, cooperate with respect to such cooperation at the cost and expense of Targeted Pet Treats Holdings, LLC and assign all rights therein to Targeted Pet Treats Holdings, LLC; provided, further, that in the event Targeted Pet Treats Holdings, LLC continues to prosecute and thereby acquires such application, Targeted Pet Treats Holdings, LLC will grant Purchaser and its Affiliates (including the APN Entities) a non-exclusive, non-transferrable (except as set forth in the immediately following sentence), non-sublicensable (except as set forth in the immediately following sentence), royalty free license under such patent to permit Purchaser and its Affiliates (including the APN Entities) to make, have made, use, offer for sale, sell and import certain pet products pursuant to and under such patent. Targeted Pet Treats Holdings, LLC and its Subsidiaries may transfer or sublicense the license agreement in connection with a sale of all or a substantial portion of Targeted Pet Treats Holdings, LLC or its operating subsidiaries, or all or substantially all of the assets thereof (however structured, whether by merger, sale of assets or otherwise) to a third party, and Purchaser and its Affiliates may transfer or sublicense any license agreement granted under the sentence immediately before this sentence in connection with a sale of all or a substantial portion of Purchaser, its operating subsidiaries or any other pet operating subsidiaries or Affiliates of Purchaser or Guarantor, or all or substantially all of the assets thereof (however structured, whether by merger, sale of assets or otherwise) to a third party. Purchaser hereby agrees that it shall not, directly or indirectly, assert any of the foregoing rights against Targeted Pet Treats Holdings, LLC and its Subsidiaries between the Closing Date and the effectiveness of the license contemplated by this Section.

Section 1.4    Waiver of Restrictive Covenants.

(a)    Purchaser and its Affiliates (including, from and after the Closing, the APN Entities) have been advised that (i) the employment of each of the individuals set forth on Schedule I attached hereto (the “Waived Individuals”) shall have ceased immediately prior to the Closing, and (ii) APN, Inc., Lang LLC and their respective directors, officers, employees, Affiliates and agents, including Targeted Pet Treats, LLC, Hampshire Petco Owners, LLC and Hampshire Pet Products, LLC (the “Permitted Entities”), desire to hire or engage the Waived Individuals. Notwithstanding anything set forth in the Original Agreement, this First Amendment, any policies and procedures of the APN Entities (including, without limitation, providing for any rights or obligations with respect to severance upon termination of employment) or otherwise, the Parties hereby acknowledge and agree that Purchaser and its Affiliates (including, from and after the Closing, the APN Entities) shall have no obligation to pay severance to any of the Waived Individuals, and APN, Inc. shall be solely responsible and pay and reimburse Purchaser and its Affiliates (including, from and after the Closing, the APN Entities) for any and all liabilities, claims, costs, expenses and other obligations relating to, arising from or in connection with such termination/separation of employment of the Waived Individuals.

(b)    Purchaser and its Affiliates (including, from and after the Closing, the APN Entities) hereby irrevocably agree (i) that, notwithstanding the Restrictive Covenant Agreements (as defined below), the SAR Phantom Stock Plan or otherwise, the Permitted Entities may solicit, hire, employ, induce and/or engage each of the Waived Individuals, and (ii) not to assert or otherwise claim (and hereby waive any such assertion or claim) that any of the RCA Parties, APN, Inc., or any of their respective Affiliates have breached or otherwise violated, or are in breach of or otherwise violating, the Restrictive Covenant Agreements, the SAR Phantom Stock Plan or any other agreement containing similar restrictive covenants (including any non-competition or customer non-solicitation restriction) in connection with any such solicitation, hiring, employment, inducement and/or engagement of the Waived Individuals, or any of the Waived Individuals operations, employment, services, work or similar activities with or for any Permitted Entity.

(c)    Reference is hereby made to those persons set forth on Schedule II attached hereto (the “RCA Parties”), each of which is party to one of those certain Restrictive Covenant Agreements, dated as of April 4, 2018 (collectively, the “Restrictive Covenant Agreements”), by and between the RCA Parties and Purchaser.

Section 1.5    Complete Agreement. This First Amendment, together with the Original Agreement, Restrictive Covenant Agreements, the SAR Phantom Stock Plan and the schedules and exhibits referred to herein and therein, contains the complete agreement among the applicable Parties concerning the subject matter hereof and supersede any prior understandings, agreements or representations by or among the applicable Parties, written or oral, which may have related to the subject matter hereof in any way.

Section 1.6    Counterparts. This First Amendment may be executed in one or more counterparts, any one of which may be by facsimile or by e-mail with scan or attachment signature, and each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

Section 1.7    Governing Law. This First Amendment shall be governed by and construed in accordance with the domestic Laws of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
* * * * *

IN WITNESS WHEREOF, the Parties have executed this First Amendment effective as of the date first above-written.
COMPANY:

Ainsworth Pet Nutrition Parent, LLC

By:    /s/ Jeff Watters
Name:     Jeff Watters
Title:    President and CEO

[Signature Page to First Amendment to Stock Purchase Agreement and Plan of Merger and Side Letter]

IN WITNESS WHEREOF, the Parties have executed this First Amendment effective as of the date first above-written.
PURCHASER:

NU PET COMPANY

By:    /s/ Barry C. Dunaway
Name:     Barry C. Dunaway
Title:    President

MERGER SUB:

PR MERGER SUB I, LLC

By:    /s/ Barry C. Dunaway
Name:     Barry C. Dunaway
Title:    President

GUARANTOR:

THE J. M. SMUCKER COMPANY

By:    /s/ Barry C. Dunaway
Name:     Barry C. Dunaway
Title:    President, Pet Food and Pet Snacks

[Signature Page to First Amendment to Stock Purchase Agreement and Plan of Merger and Side Letter]

IN WITNESS WHEREOF, the Parties have executed this First Amendment effective as of the date first above-written.
CP BLOCKER SELLER:

CP APN, L.P.

By:     CP7 Management, L.L.C.
Its:     General Partner

By:     /s/ Scott A. Dahnke
Name: Scott A. Dahnke
Title:    Authorized Person

CP BLOCKER:

CP APN, Inc.

By:    /s/ Scott A. Dahnke
Name:     Scott A. Dahnke
Title:    President

[Signature Page to First Amendment to Stock Purchase Agreement and Plan of Merger and Side Letter]

IN WITNESS WHEREOF, the Parties have executed this First Amendment effective as of the date first above-written.

SELLERS’ REPRESENTATIVE:

CP APN, L.P., solely in its capacity as the representative of the CP Blocker Parties and the Unitholders (other than CP Blocker)

By:     CP7 Management, L.L.C.
Its:     General Partner

By:     /s/ Scott A. Dahnke
Name:     Scott A. Dahnke
Title:    Authorized Person

[Signature Page to First Amendment to Stock Purchase Agreement and Plan of Merger and Side Letter]

Accepted and agreed to as of the date first written above by:
APN, Inc.
By:    /s/ Sean P. Lang
Name: Sean P. Lang
Title: Chief Executive Officer

[Signature Page to First Amendment to Stock Purchase Agreement and Plan of Merger and Side Letter]